Exhibit 1

Writer’s Direct Dial: (212) 225-2730

January 29, 2007

United Mexican States

Ministry of Finance and Public Credit

Palacio Nacional

Patio Central, 3er Piso

Oficina 3010

Colonia Centro

Mexico D.F. 06000

Mexico

Ladies and Gentlemen:

We have acted as special United States counsel to the United Mexican States (“Mexico”) in connection with Mexico’s offering pursuant to registration statements (File Nos. 333-122616, 333-131901 and 333-132126), as amended, filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), of U.S. $2,266,566,000 aggregate principal amount of Mexico’s 6.75% Global Notes due 2034 (the “Notes”). The Notes will be issued pursuant to a fiscal agency agreement dated as of September 1, 1992, as amended by Amendment No. 1 thereto dated as of November 28, 1995 and by Amendment No. 2 thereto dated as of March 3, 2003 (the “Fiscal Agency Agreement”), between Mexico and Citibank, N.A., as fiscal agent, principal paying agent and the registrar (the “Fiscal Agent”). Such registration statements referred to above, as of January 29, 2007, the date on which the most recent Form 18-K was filed as an amendment thereto, but excluding the documents incorporated by reference therein, are herein called the “Registration Statements,” the related prospectus dated April 10, 2006 and prospectus supplement dated April 10, 2006, as first filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act, but excluding the documents incorporated by reference therein, are herein collectively called the “Base Prospectus” and “Prospectus Supplement,” respectively, the invitation supplement dated January 8, 2007, as first filed with the Commission pursuant to Rule

United Mexican States

Ministry of Finance and Public Credit, p. 2

424(b)(5) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called “Invitation Supplement,” and the pricing supplement dated January 12, 2007, as first filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Final Pricing Supplement.” The Base Prospectus, the Prospectus Supplement and the Invitation Supplement together are herein called the “Invitation Prospectus.” The Base Prospectus, the Prospectus Supplement and the Final Pricing Supplement together are herein called the “Final Prospectus.”

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)          the Registration Statements, the Invitation Prospectus and the Final Prospectus;

(b)          an executed copy of the Fiscal Agency Agreement;

(c)          executed copies of the Authorization Certificate, dated as of April 27, 2005 (the “Authorization Certificate”), the Sub-Authorization Certificate dated January 8, 2007 (the “Sub-Authorization Certificate”) and the Supplemental Sub-Authorization Certificate dated January 29, 2007 (together with the Authorization Certificate and the Sub-Authorization Certificate, the “Authorizations”), pursuant to which certain terms of the Notes were established; and

(d)          a facsimile copy of the Notes in global form as executed by Mexico.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such other documents and other certificates of public officials, representatives of Mexico and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Notes have been duly authenticated in accordance with the terms of the Fiscal Agency Agreement.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that the Notes are valid, binding and enforceable obligations of Mexico.

In giving the foregoing opinion, (a) we have assumed that each of Mexico and the Fiscal Agent has satisfied those legal requirements that are applicable to it to the extent necessary to make the Fiscal Agency Agreement and the Notes enforceable against the parties thereto (except that no such assumption is made as to Mexico regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable in relation to transactions of the type contemplated by the Fiscal

United Mexican States

Ministry of Finance and Public Credit, p. 3

Agency Agreement and the Notes), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights. In addition, we note that (i) the enforceability in the United States of the waiver by Mexico of its immunities from court jurisdiction and from legal process, as set forth in the Fiscal Agency Agreement and the Notes, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976 and (ii) the designation in Section 12 of the Fiscal Agency Agreement of the U.S. federal courts sitting in The City of New York as a venue for actions or proceedings relating to the Fiscal Agency Agreement and the Notes is (notwithstanding the waiver in or pursuant to Section 12 of the Fiscal Agency Agreement) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such action or proceeding.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 2 to Mexico’s Annual Report on Form 18-K for its Fiscal Year ended December 31, 2005 and to the references to us under the heading “Validity of the Securities” in the Base Prospectus and under the heading “General Information—Validity of the Reopened Notes” in each of the Invitation Supplement and the Final Pricing Supplement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statements, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/Wanda J. Olson Wanda J. Olson, a Partner